Exhibit 99-b
BLS Investor News

BellSouth Reports Fourth Quarter Earnings
  o  4 million long distance customers
  o  1.5 million high-speed internet customers
  o  642,000 Cingular Wireless net additional customers
  o  345,000 Latin America net additional customers

ATLANTA - BellSouth Corporation (NYSE: BLS) reported earnings per share (EPS) of 43 cents in the fourth quarter of 2003, including special charges totaling 8 cents (see below). This compared to reported EPS of 31 cents in the fourth quarter of 2002, which included special charges totaling 14 cents (see below).

For the fourth quarter, consolidated revenues increased 0.9 percent to $5.7 billion compared to the same quarter of the previous year. Net income was $787 million compared to $574 million in the same quarter a year ago.

In accordance with Generally Accepted Accounting Principles (GAAP), BellSouth's reported consolidated revenues and consolidated operating expenses do not include the company's 40 percent share of Cingular Wireless. Normalized results include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses.

Normalized EPS of 51 cents increased 13.3 percent in the fourth quarter of 2003 compared to 45 cents in the same quarter a year ago. Normalized revenues were $7.3 billion, an increase of 4.1 percent versus the fourth quarter of 2002. Normalized net income was $949 million, compared to $846 million in the same quarter a year ago.

Full Year Results

For the full year of 2003, BellSouth reported EPS of $2.11. This compared to 71 cents in 2002, which included special charges totaling $1.32 outlined in the attached financial statements. For the full year, consolidated revenues increased 0.9 percent to $22.6 billion. Reported net income was $3.9 billion compared to $1.3 billion the previous year. Normalized EPS was $2.07 compared to $2.03 in 2002. Including Cingular, revenues were up slightly versus 2002 at $28.7 billion. Normalized net income was $3.8 billion for the year, up slightly compared to 2002.

Operating free cash flow (defined as cash flow from operations less capital expenditures) totaled $5.3 billion for the full year. Capital expenditures for 2003 were $3.2 billion, a reduction of 15.5 percent compared to 2002. Total debt at December 31, 2003 was $15.0 billion, a reduction of $2.4 billion since the first of the year.

In November, BellSouth's Board of Directors declared an 8.7 percent increase in the quarterly common stock dividend, payable February 2, 2004. Over the last seven quarters, the company has increased its quarterly dividend 31.6 percent to 25 cents per common share.

Communications Group

In 2003, BellSouth Long Distance and DSL high-speed Internet service revenue growth offset access line declines holding Communications

Group revenues nearly flat at $18.4 billion compared to 2002. In the fourth quarter, revenues increased 2.1 percent to $4.6 billion compared to $4.5 billion in the same quarter the previous year. Operating margin for the quarter improved to 25.7 percent compared to 24.6 percent in the same quarter last year.

In the fourth quarter, BellSouth AnswersSM packages increased to more than 3 million, which represents a 24 percent penetration of primary access lines. Answers combines customers' local, long distance, Internet and wireless services all on one bill. BellSouth(R) Unlimited AnswersSM contributed to the growth in package customers with subscribers exceeding 1 million at the end of fourth quarter. Unlimited Answers allows customers to call anywhere in the United States anytime for a flat monthly fee.

BellSouth added approximately 3 million long distance customers during 2003, for a total of 3.96 million customers and almost 30 percent penetration of its mass-market customers by year-end. During the fourth quarter, about 40 percent of new customers included international long distance in their calling plans. This was due in part to the October introduction of BellSouth's International Advantage Plan, which offers residential customers competitive flat rates at any time of day to many countries including Canada and Mexico.

BellSouth added 126,000 net DSL customers in the fourth quarter of 2003, compared to 97,000 customer additions in the fourth quarter of 2002, bringing its end of year total subscribers to 1.46 million. BellSouth(R) FastAccess(R) DSL Lite contributed to this increase. BellSouth's Internet access portfolio offers customers an easy migration path from dial-up Internet access to two different tiers of high-speed Internet access with the option to add features like home networking and parental controls. Lead by DSL, data revenues of $1.1 billion grew 4.0 percent in the fourth quarter of 2003 compared to the same quarter of 2002.

Total access lines of 23.7 million at December 31 declined 3.6 percent compared to a year earlier, impacted by the economy, competition and technology substitution. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) increased by 199,000 in the fourth quarter.

Domestic Wireless / Cingular

Cingular Wireless added 642,000 net cellular/PCS customers in the fourth quarter. Cingular's focus on calling plans tailored to local markets and co-branding and bundling programs with its parent companies were significant contributors to growth at Cingular, which ended the quarter with more than 24 million cellular/PCS customers.

As disclosed in Cingular's press release, the company changed its presentation of Universal Service Fund (USF) payments and receipts to a gross basis. Reflecting this change, BellSouth's share of Cingular's revenues was $1.6 billion, a gain of 5.7 percent compared to the same quarter a year ago. Segment operating income was $131 million for the quarter compared to $284 million in 2002. Fourth quarter operating margins were impacted by significantly higher gross customer additions, extensive customer retention programs, increased advertising and costs associated with launching wireless local number portability. For the full year of 2003, segment operating income totaled $915 million compared to $1.1 billion in 2002.

Cingular continues to upgrade network efficiency and capability through movement of its subscriber base to GSM/GPRS and deployment of EDGE. By the end of 2003, the company's GSM/GPRS network was available to 93 percent of its potential customers and with approximately 57 percent of subscriber minutes traveling on this upgraded network.

Latin America Group

Growth in customers, revenues and margins continued in the Latin America wireless group during the fourth quarter of 2003. Wireless customers increased 345,000 on a consolidated basis. Year-over-year, customers increased 1.5 million, or 18.6 percent. BellSouth's Latin America group served 9.7 million customers at year-end.

Consolidated Latin America revenues increased 30.9 percent to $636 million in the fourth quarter of 2003 compared to the same three months of the previous year. Strong customer growth in Venezuela, Argentina, Chile and Colombia drove the increase in segment revenues. Focusing on growing revenues, improving operating margins and targeting capital deployments contributed to positive operating free cash flow in 2003. Segment net income was $62 million in the fourth quarter and $161 million for the full year.

During the fourth quarter, BellSouth entered into a debt purchase agreement with senior secured creditors of BCP, a wireless company in Sao Paulo, Brazil. As a result of the agreement, BellSouth sold its entire interest in BCP and recognized a total net loss associated with the sale of $161 million.

Advertising & Publishing

Advertising & Publishing revenues were $522 million in the fourth quarter of 2003, a decrease of 6.1 percent compared to the same quarter a year ago, resulting in part from reduced spending on advertising and continued competition. Segment net income of $147 million was 24.6 percent higher than the fourth quarter of 2002, primarily as the result of improvement in uncollectibles expense. Full year operating revenues declined 5.0 percent and net income improved 10.1 percent.

Special Items

In the fourth quarter of 2003, the difference between reported (GAAP) EPS of 43 cents and normalized EPS of 51 cents is the result of three special items:

Foreign currency transaction gains                    1 cent          Gain
Pension settlement / severance costs                  1 cent          Charge
Sale of Brazil SP                                     9 cents         Charge
    Effect of Rounding                                1 cent

Total of special items                                8 cents         Charge

Foreign currency transaction gains - Primarily associated with the remeasurement of U.S. dollar-denominated liabilities in Latin America.

Pension settlement / severance costs - This charge represents the net severance related costs recorded in the fourth quarter associated with workforce reductions, offset by pension settlement gains associated with workforce reductions.

Sale of Brazil SP  - Loss on sale of Brazil SP.

In the fourth quarter of 2002, special charges totaled 14 cents per share, after rounding, for: asset impairments (11 cents); workforce reduction (3 cents); disposition of Listel (3 cents); foreign currency transaction losses (1 cent) and an adjustment of 4 cents to Advertising & Publishing results to reflect the 2003 accounting change.

--------------------------------------------------------------------------------
Normalized Earnings Summary 1          4Q03   4Q02  % chg  YTD03  YTD02   % chg
--------------------------------------------------------------------------------

EPS - Reported Diluted                $0.43  $0.31  38.7%  $2.11  $0.71  197.2%
   Gain on E-Plus conversion and
     sale of KPN stock                                            (0.46)
   Losses on equity investments                                    0.15
   Brazil loan impairments                                         0.14
   Unbilled receivable adjustment                                  0.05
   Foreign currency transaction
     losses (gains)  - primarily
     debt related                     (0.00)  0.01         (0.06)  0.32
   A&P accounting change                     (0.04)         0.27   0.00
   SFAS 142 Impairment Charge                                      0.68
   Adoption of SFAS 143                                    (0.44)
   Pension Settlement/Severance
     Costs                             0.01   0.03          0.05   0.22
   Loss on sale of Brazil NE, SP
     and Listel                        0.09   0.03          0.13   0.03
   Asset Impairments                          0.11          0.02   0.15
   Early extinguishment of debt                                    0.01
   FL Late Payment Fees                                            0.04
--------------------------------------------------------------------------------
EPS - Normalized 2                    $0.51  $0.45  13.3%  $2.07  $2.03    2.0%
--------------------------------------------------------------------------------
1 See press release for an explanation of all normalizing items.
2 Normalized earnings per share may not sum due to rounding

Communications Group

Revenues in the Communications Group increased 2.1 percent over fourth quarter 2002 driven by a 2.5 percent increase in voice revenue and a 4.0 percent increase in data revenue. Revenue growth was driven by increased sales of interLATA long distance and FastAccess (R) DSL, both of which were spurred by sales of BellSouth AnswersSM. This was offset to a degree by continued retail access line market share loss, technology substitution and the phase-out of BellSouth's payphone business.

Revenues from the Consumer unit, which accounts for about 43 percent of Communications Group revenues, grew 2.1 percent. This was driven by growth in interLATA long distance and DSL, combined with growth in BellSouth Answers partially offset by 7.3 percent retail residential access line loss. Consumer ARPU rose 8.5 percent over the same quarter of the prior year to $53.28. Consumer has reacquired one out of every two competitive disconnects during 2003.

Small business revenue grew 6.7 percent, driven by a strong customer reacquisition program and growth in packages. In addition, small business saw improved year-over-year access line trends. BellSouth's retail small business unit remained focused on customer retention and reacquisition. Competitive disconnects, an indicator of retention, were down 32 percent in small business year-to-date. Small business net line loss, which averaged about 29,000 per month in 2001, was down to about 3,000 per month in 2003. Wholesale revenue was down 2.4 percent compared to the fourth quarter of 2002 driven primarily by a decrease in switched access revenues and pricing pressure on hicap circuits offset by increasing UNE-P revenue. Large business revenue declined 4.1 percent primarily due to business employee reductions, restrained capital spending and ongoing impacts of migration of voice to data services.

[Graphic inserted here
Consumer ARPU
Monthly Average
4Q02 - $49.10
1Q03 - $50.03
2Q03 - $51.34
3Q03 - $53.46
4Q03 - $53.28
Shading indicates break-out between Core Local and LD/Internet.]

For full year 2003, Communications Group revenue declined 0.2 percent. Consumer grew 1.4 percent, Small Business grew 2.8 percent, Large Business declined 4.2 percent and Wholesale declined 4.1 percent.

[Graphic inserted here
Retail Segment Revenue Improvements
2002 growth Consumer:  0.6%
2003 growth Consumer:  1.4%
2003 Rev. $B Consumer:  $8.0
2002 growth Small Bus.:  -8.0%
2003 growth Small Bus.:  2.8%
2003 Rev. $B Small Bus.:  $2.2
2002 growth Large Bus.:  -6.9%
2003 growth Large Bus.:  -4.2%
2003 Rev. $B Large Bus.:  $3.2]

Packages

BellSouth Answers, the company's signature communications package, combines local calling plans with long distance, Internet and wireless services, all on one bill. Customers receive discounts on the additional services, ranging from $5 to $10 by purchasing Complete Choice and unlimited long distance. Customers who purchase Complete choice (a $15 buy up) will receive a $5 discount on additional services purchased. Customers who add unlimited long distance to complete choice (a $20 buy up) will receive a $10 discount on additional services purchased. BellSouth Answers also benefits from BellSouth's ownership in Cingular by including wireless services in the package, a combination few competitors can match. Pricing ranges from approximately $33 monthly for local service and fixed rate long distance to $130 for local service, unlimited long distance, Fast Access DSL and Cingular Wireless. Starting in March of 2004, BellSouth will add DIRECTV digital satellite television service to the BellSouth Answers bundles, making BellSouth Answers the most comprehensive bundle in the marketplace today.

BellSouth surpassed the 3 million mark for Answers customers in the fourth quarter, a 24.1 percent penetration of our retail primary line residence base. Over 1 million of these customers subscribe to BellSouth's Unlimited Answers package - allowing these customers to call anywhere in the US anytime for a flat monthly fee. In addition, BellSouth added nearly 170,000 Complete Choice packages in 2003, as the company incented customers to buy up to receive the value-based Answers packages.

[Graphic inserted here
BellSouth Answers Customers
In thousands
4Q02 - 1,187
1Q03 - 1,601
2Q03 - 2,145
3Q03 - 2,654
4Q03 - 3,011]

Over 75 percent of Answers customers have long distance in their package and over 40 percent have either Fast Access DSL or dial-up Internet service. The number of Answers customers increasing their affiliate services - such as long distance, wireless, DSL or dial-up Internet - doubled in the second half of 2003 compared to the first half. Increasing the number of services in a customer's bundle helps reduce competitive churn of high-value customers. For example, when a Complete Choice customer adds just long distance to the bundle, there is a slight improvement to competitive churn. If that customer adds just one additional service such as DSL, wireless or dial-up, churn decreases about 45 percent. In addition, Answers customers have an ARPU of over $62, nearly 50 percent higher than non-Answers customers.

Long Distance

BellSouth's long distance growth in the fourth quarter was solid, adding 520,000 customers - a 15 percent sequential growth rate in the base of customers. InterLATA revenues grew 16 percent sequentially to $225 million and for the year totaled $622 million. BellSouth ended 2003 with over 3.9 million long distance customers, a penetration rate of 28.5 percent of primary residential access lines and 39 percent of BellSouth's mass-market small business accounts.

In Georgia and Louisiana, where BellSouth has been competing for 18 months, the company achieved 34 percent penetration of BellSouth's mass-market customers. In addition, as of December 31, the company completed a full year of competition in Florida and Tennessee - achieving a 25 percent penetration of BellSouth's mass-market customers. These two states combined grew long distance customers about 20 percent sequentially.

BellSouth's unlimited long distance offer continued to be a success. Launched in April to reduce competitive churn and fuel retention and reacquisition of residential customers, over one-third of BellSouth's long distance gross adds chose the Unlimited plan. Overall, Unlimited is the company's most popular consumer long distance plan with nearly 30 percent of the long distance consumer base - over 1 million customers -- on the Unlimited plan.

Long distance total mass-market ARPU - in a range of $15 to $17 - was up 16% year-over-year primarily due to the growth in sales of BellSouth's unlimited and international calling plans. Across the region over 25 percent of the long distance customer base and over 40 percent of all fourth quarter gross adds subscribed to an international plan. New international subscribers were spurred primarily by the October introduction of BellSouth's International Advantage Plan, which offers residential customers competitive flat rates at any time to many countries including Canada and Mexico.

[Graphic inserted here
Long Distance Customers
In thousands
4Q02 - 1,002
1Q03 - 1,930
2Q03 - 2,786
3Q03 - 3,440
4Q03 - 3,960]

In the complex business segment, BellSouth signed over 1,800 contracts for LD services during the quarter. Cumulatively, the company has signed over 7,300 complex business contracts with a total contract value of $690 million. The majority of the revenue comes from customers who spend over $100,000 annually on long distance. BellSouth provides combined voice and data services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

Voice Revenue Details

Voice revenues increased 2.5 percent in the quarter, driven primarily by growth in interLATA long distance offset by continued access line share loss. Interlata long distance revenue was $225 million in the quarter, up from $34 million in the fourth quarter of 2002.

Total switched access lines declined 3.6 percent year-over-year. The access line decline was due to continued demand weakness, share loss and technology substitution. Retail residential lines declined 7.3 percent, with additional lines representing over one-quarter of the loss. Retail business lines declined
5.5 percent with small business lines declining 1.0 percent, large business lines declining 5.2 percent and lines purchased by other carriers declining 16.1 percent.

Total UNE-P growth was consistent with the third quarter, with 199,000 net UNE-P adds compared to 188,000 in the third quarter of 2003. The slight increase was primarily due to the impact of competitors expanding service offerings to all nine states in BellSouth's region beginning late in the third quarter.

Switched access minutes of use declined 1.8 percent year-over-year due to access line loss, the continuing shift of wholesale lines from resale to UNE-P, and alternative communications services, primarily wireless and e-mail. However, the rate of decline was the smallest in nearly three years, primarily due to the positive impact of unlimited long distance plans.

During the quarter, BellSouth announced that it is providing packaged communications solutions to provide small and medium-sized business customers with comprehensive voice capabilities, including an easy migration path to Voice over Internet Protocol (VOIP). The company is teaming with Cisco Systems and Nortel Networks to provide pre-configured voice platforms that provide customers with maximum flexibility for both traditional PBX and Key System-based and IP-based telephony as their business needs evolve. These packaged solutions are a component of BellSouth's plan to continually grow its comprehensive voice solutions portfolio. Other portions of this initiative include current Centrex IP market trials and network based VOIP services (softswitch enabled) that are expected to rollout in 2004.

Broadband and Data Services

Data revenues, of $1.1 billion, grew 4.0 percent compared to the fourth quarter of 2002 representing 15.1 percent of total BellSouth normalized revenues and
23.8 percent of Communications Group revenues in the quarter. Sales of retail data services grew 17.8 percent in the fourth quarter, driven by DSL. Sales of wholesale data transport services to other communications providers, including long distance companies and CLECs, declined 8.3 percent compared to the fourth quarter of 2002, primarily due to the cancellation of data lines by a bankrupt carrier and reduced business spending on technology.

BellSouth added 126,000 DSL customers in the fourth quarter compared to 97,000 in the fourth quarter of 2002, a 29.9% growth rate in quarterly adds. Total DSL customers of 1.46 million increased 43.2 percent over the fourth quarter of 2002. Penetration increased to 9.5 percent of qualified lines, 6.2 percent of total switched access lines. BellSouth added 132,000 net retail broadband customers in the fourth quarter, up from 115,000 in the third quarter, a 15 percent sequential growth rate in retail net adds. These retail adds were offset somewhat by wholesale disconnects as BellSouth continues to see a mix shift to more retail customers.

[Graphic inserted here
DSL Customers
In thousands
4Q02 - 1,021
1Q03 - 1,122
2Q03 - 1,225
3Q03 - 1,336
4Q03 - 1,462]

BellSouth's broadband coverage reaches over 70 percent of its households. This percentage has stayed relatively stable since the end of 2001, as BellSouth's early DSL capital deployment targeted about 85 percent of its high-value customers. DSL capital deployment since then is mostly success-based to meet the growing demand. The company's industry-leading coverage is a result of targeted, market-driven deployment of DSL to over 1,450 central offices and over 14,000 remote terminals.

BellSouth offers a broadband product to its mass-market customers in two speeds. The original version - FastAccess DSL - runs at speeds of up to 1.5 Mbps. In mid-2003, the company began offering a lower speed version - FastAccess DSL
Lite - running at speeds up to 256 Kbps. BellSouth's broadband offers are among the most competitive in its markets. With a qualifying BellSouth Answers bundle including Complete Choice and unlimited long distance, customers can buy FastAccess DSL for as low as $34.95 and FastAccess DSL Lite for as low as $24.95. Pricing varies by market and bundle.

As BellSouth has scaled the broadband business, costs continue to be tightly managed. In 2003, cash expense per average subscriber per month dropped 18
percent since the end of 2002.   And this metric decreased more than 50 percent
in the previous year.

BellSouth continued to implement process improvements to increase DSL efficiency in the fourth quarter, including 1) implementation of a Billing Center Customer Retail GUI which displays the customers account status on eight different systems all on one screen, reducing handling time, repeat calls and improving the customer experience. The system also includes a Churn Propensity indicator to identify potential churn customers; 2) implementation of a new Interactive Voice Recognition module allowing customers to access credit status and credit authentification, giving customers quicker routing to technical assistance and identification of repeat callers routing them to a higher-tiered agent group for assistance; 3) Implementation of a Churn Action Team making outbound calls to customers likely to discontinue service or offering targeted save offers for inbound calls.

In early January, BellSouth announced that it has expanded its integrated access solutions to provide additional flexibility and simplicity for businesses over a single, scalable circuit. The service portfolio, known as BellSouth Integrated Solutions, allows customers to combine voice, data and Internet capabilities over both T-1 and PRI platforms. This gives customers increased flexibility to add data services to underutilized voice circuits for a fraction of the cost of installing additional dedicated data circuits. BellSouth monitors and maintains the service and equipment for the customer by providing an integrated access device that resides on the customer premise - allowing businesses to focus on their own core operations instead of managing communications networks.

BellSouth is consistently recognized for its state-of-the-art data network.
As of December 31, BellSouth had over 4.75 million miles of fiber, over 25,000 SONET rings, over 1,000 broadband switches, more than 220 Dense Wave Division Multiplexing systems and over 50 points of presence on its regional IP backbone network. 85 percent of all BellSouth loops can support a 3 Mbps downstream DSL rate and 50 percent can support 5 Mbps. BellSouth leads its peer group with nearly 200 fiber miles per 1000 access lines, allowing the company to pass nearly 1 million homes with fiber-to-the-curb capability.

Other Communications Group Revenues

Other Communications Group revenues declined 5.1 percent, primarily due to BellSouth's phase-out of its payphone business. BellSouth completed the exit of its retail payphone business at the end of 2003.

Expenses and Margins

Communications Group total operating expenses increased 0.6 percent year-over-year and only 0.2 percent sequentially. Drivers of expense growth year-over-year were increases in customer acquisition costs, increased employee pensions and benefits and increased costs of providing retail long distance services. These factors were partially offset by reduced labor and uncollectible costs and, to a lesser degree, by the phase-out of the payphone business.

Depreciation and amortization expense declined 9.6 percent, primarily driven by declining capex spending since 2000. In addition, the reduction was impacted by the effects of the previously announced adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets. For 2003 as a whole, this accounting change resulted in depreciation savings of about $130 million.

The operating margin was 25.7 percent, up 110 basis points year over year.

Service Excellence

During the fourth quarter, BellSouth continued to differentiate itself from its competitors by providing the highest levels of customer satisfaction in the industry. For the third consecutive year, BellSouth achieved the highest ranking in the Yankee Group's Technologically Advanced Family survey of overall satisfaction among residential customers - the third top ranking in 2003 for BellSouth in major studies of residential phone service. BellSouth ranked No. 1 among local phone companies in 11 of 12 metrics, excelling in professional personnel and service reliability. BellSouth also distinguished itself in the areas of quick access to customer service and timely problem solving.

During the quarter, BellSouth's national directory assistance (NDA) was ranked highest among the industry's major local and long distance telecom providers, according to a recent semiannual industry survey of 11 directory assistance providers conducted by the Paisley group. BellSouth's NDA had the highest scores among local and long distance companies in both survey categories of "customer fulfillment" and "customer care".

Earlier this year, BellSouth received the highest ranking in J.D. Power and Associates 2003 Local Residential Telephone Service StudySM in the Southeast region. In addition, earlier this year BellSouth received its 10th straight No. 1 ranking among local telephone service providers in the American Customer Satisfaction Index (ACSI), marking a decade of distinction in customer service. In the past year, BellSouth has achieved the top ranking for local service in the J.D. Power and Associates 2002 Major Provider Business Telecommunications Service StudySM, the second year in a row BellSouth was recognized for customer satisfaction among business customers.

In broadband, BellSouth received the highest ranking for business broadband data service providers for the second year in a row in the J.D. Power and Associates 2003 Major Provider Business Telecommunications Services StudySM. In addition, BellSouth took the highest honors in customer satisfaction in the 2002 J.D. Power and Associates Residential Internet Customer Satisfaction StudySM for High Speed ISPs, tying for highest score. BellSouth outperformed its cable modem competitors in this study.

Cingular Wireless

--------------------------------------------------------------------------------
Cingular's financial statements for 2003, 2002 and 2001 can be accessed at www.bellsouth.com/investor.
--------------------------------------------------------------------------------

For the quarter ending December 31, 2003, Cingular wireless added 642,000 customers. At the end of 2003 Cingular had more than 24 million customers, representing annual net additions of 2.1 million - the highest number of annual net additions since the company began operations. Localized marketing and sales strategies along with a strengthened link to parent channels powered 2003's customer growth. Cingular's parent companies drove 10 percent of gross postpaid additions through their channels in the fourth quarter.

Successful implementation of retention and upgrade programs held churn at 2.8 percent for the quarter, moderating the impact of the November 24th launch of WLNP. Churn was steady sequentially and up ten basis points year-over-year. At year end, more than 70% of Cingular's post-paid customers were under contract.

In the fourth quarter, to be consistent with emerging industry practices, Cingular and BellSouth's income statement presentation was changed for the current and prior year periods. Revenues now reflect billings to our customers for the Universal Service Fund (USF) and other regulatory fees. Expenses now include the related payments into the associated regulatory funds. The impact of this change on Cingular's fourth quarter revenues and expenses was $96 million. These revenues and expenses for the same quarter a year ago were $47 million. Operating income and net income for all periods were unaffected.

Revenues for the quarter totaled $3.9 billion, a 5.6 percent increase over the same period last year. ARPU declined for the quarter due to ongoing promotion and pricing initiatives. Service and equipment revenue rose 2.1 percent and
54.9 percent respectively as compared to the same quarter in 2002. Data revenue played an increasingly important role in revenue composition in 2003, rising almost 60 percent over 2002 levels. In addition to its proprietary Mobitex network, SMS, instant and multi-media messaging drove the rise in data revenue in 2003.

Customer and revenue growth took place alongside the conversion from TDMA to GPRS/GSM. GPRS/GSM not only allows customers to enjoy features like color screens and camera phones, but it also provides a more efficient conduit for voice and data traffic. At the end of the fourth quarter, Cingular's GPRS/GSM network was available to 93 percent of the company's operational POPs.
Migration of Cingular's customer base is also progressing rapidly. At year end, 57 percent of subscriber minutes were traveling on the GSM network.

Cingular's operating income for the quarter was $329 million or 8.4 percent of operating revenues. Total operating expenses were $3.6 billion in the fourth quarter, up from $3.2 billion from the same quarter in 2002. The increase in expense was due to higher gross customer additions, upgrade programs, and advertising related to wireless number portability. Margins were also affected by increased system usage and dual network operating costs associated with the recent rollout of new GSM assets. During the quarter, Cingular deployed more than 750 cellular sites across its territory increasing the quality and coverage of its network.

Cingular continued to demonstrate its commitment to improving the customer experience in the fourth quarter. The company's spectrum position was improved during the quarter with the purchase of three Sunshine PCS' spectrum licenses in Florida. These licenses cover Tallahassee, Panama City, and Ocala. The previously announced Dobson Wireless swap, U.S. Unwired spectrum acquisition, and the NextWave license purchase are on track to close in the first half of 2004. This aggressive spectrum expansion allows Cingular to increase capacity and coverage and to lower subscriber roaming costs.

[Graphic inserted here
Cingular Wireless Quarterly Net Adds
In thousands
4Q02 - (121)
1Q03 -  189
2Q03 -  540
3Q03 -  745
4Q03 -  642]

EDGE (Enhanced Datarate for GSM Evolution), a high speed data technology platform for GSM, was also actively deployed during the quarter. At year end, 20% of Cingular's operating footprint was EDGE capable. EDGE allows subscribers to enjoy near broadband speeds when accessing the Internet from a phone or laptop or while sending and receiving digital images. EDGE enables users to download data at speeds up to 170 kilobits per second with average speeds between 75 and 135 kilobits per second.

In October, Cingular introduced FastForwardTM, a patented device that automatically forwards wireless calls to the user's wireline phone. When the Cingular Wireless phone is "cradled", calls are forwarded to a designated landline phone, while the wireless phone's battery is automatically re-charged. The FastForward product, along with bundled service offerings and combined billing, further integrates Cingular's customers' home and mobile communication needs.

Latin America

Customers, revenues, and operating margins showed significant improvement for the quarter. Revenues for the Latin segment rose 30.9 percent to $636 million compared to the same quarter in 2002. Wireless service revenue increased 29.2 percent and equipment and other revenue increased 50.0 percent over the same
period.   Strong customer growth and stable ARPUs were the primary drivers behind the revenue increase. For the fifth straight quarter, subscriber ARPU remained stable or increased. In the fourth quarter, ARPU increased 11.8 percent year-over-year to $19. The effect of the depreciation of the Venezuelan Bolivar on Latin segment revenues was almost completely offset by the appreciation of Argentine and Chilean currencies.

Consolidated customer additions continued their strong growth in the fourth quarter. BellSouth added 345,000 wireless customers in Latin America up from 259,000 in the fourth quarter of 2002. The largest contributors to sequential subscriber growth were Venezuela, Argentina, and Colombia. Over 1.5 million customers were added through organic growth in 2003.

Technology upgrades in concert with targeted capital spending also punctuated fourth quarter results. With the completion of a CDMA overlay in Peru in December, all Latin affiliates now have CDMA technology in place. Network standardization allows BellSouth's Latin operating companies to reduce costs through shared infrastructure and other economies of scale and scope. Rollout of 1xRTT continued during the quarter. This technology is an enhanced voice and data transmission protocol and is available to BellSouth's Latin American subscribers in nine out of ten operating countries. Uruguay is the only country
not yet provisioned for 1xRTT.   Even with the extensive CDMA overlay and 1xRTT
deployment, capital expenditures declined 46.4 percent compared to levels seen two years ago. Capex in the fourth quarter was $123 million and $268 million for all of 2003.

BellSouth's Latin operating margins benefited from substantial revenue growth for the quarter. Operating income increased by 57.1 percent to $132 million compared to the same period last year. Operating margin in the fourth quarter increased by 350 basis points year-over-year to 20.8 percent. Segment net income for the quarter was $62 million, up 59.0 percent year-over-year and 29.2 percent sequentially.

Improving revenues, attention to operating expenses, and targeted capital deployment contributed to positive cash flow. For the quarter and for all of 2003, BellSouth's Latin operations generated positive operating free cash flow. Organic free cash flow from operations continues to fund BellSouth's Latin America affiliates' solid subscriber growth.

[Graphic inserted here
Latin America Group Customers
In thousands
2001 - 7,585
2002 - 8,172
1Q03 - 8,544
2Q03 - 8,921
3Q03 - 9,351
4Q03 - 9,696
Consolidated Customers]

In the fourth quarter, BellSouth benefited from its 1xRTT rollout by deploying push-to-talk systems in Panama, Guatemala, Ecuador, Venezuela, and Chile. Push-to-talk allows customers to have a cellular phone that can establish quick two-way communications. The push-to-talk feature allows simultaneous communication between one subscriber and a group of up to fifty subscribers. In

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addition to push-to-talk, BellSouth's Latin America wireless subscribers used their handsets to send SMS messages, browse the web, play downloaded games, and send photographs. In 2003, BellSouth Latin America wireless subscribers sent
3.3 billion SMS messages.

BellSouth's Latin wireless public telephony and fixed wireless initiatives continued to perform well in the fourth quarter. Wireless public telephone lines, currently available in seven countries, grew to 26,000 up from 17,000 in 2002. In the fourth quarter, fixed wireless customers grew by 61.6 percent year-over-year to 391,000. Fixed wireless was available in six of BellSouth's ten Latin affiliate countries at year-end.

BellSouth continues to rationalize underperforming assets. In October, BellSouth entered into a debt purchase agreement with the senior secured creditors of BCP, a wireless company in Sao Paulo, Brazil. As a result of the agreement and subsequent transfer of shares in BCP, BellSouth sold its entire interest in BCP and received cash proceeds of $50 million. In accordance with GAAP, BellSouth recognized a loss on the reversal of foreign currency translation adjustment of $182 million. The total net loss associated with the sale was $161 million.

[Graphic inserted here
Latin America Group Revenue
In millions
4Q02 - 486
1Q03 - 509
2Q03 - 565
3Q03 - 588
4Q03 - 636
Consolidated Revenue]

The impact of currency fluctuations on U.S. dollar-denominated debt in Latin America resulted in a $9 million increase in reported earnings in the fourth quarter for foreign currency transaction gains. This non-cash gain, which is excluded from normalized segment results, was generated largely by the appreciation of the Chilean Peso.

Additional Details

Domestic Advertising and Publishing

BellSouth's advertising and publishing revenues declined 6.1 percent in the quarter, primarily reflecting weak economic conditions that have affected the directory advertising environment. In addition, competition also affected revenue. Operating income of $240 million increased 21.8 percent compared to the same period in the prior year, primarily due to a $68 million reduction year-over-year in uncollectible expense. The operating margin was 46.0 percent,
a 10.6 percentage point improvement year-over-year.    Sequentially, revenues
are up 3.4 percent due to higher sales agency commissions. Sequential operating expenses were up due to higher advertising costs -- primarily seasonal -- and higher sales agency commission expense.

During the quarter, RealPages.com, BellSouth's online Yellow Pages service became the first Yellow Pages publisher to develop a one-stop, full service solution that provides businesses with an easy way to ensure they reach customers searching the Internet. Businesses can use the service to ensure that popular search engines have the business web site properly indexed with an accurate description so that the site shows up in search results that are relevant to potential buyers. Advertisers benefit not only from BellSouth's expertise in search engine marketing, but also from the company's unique offer of a click-through guarantee that they will reach consumers using search engines.

Normalized Results

Total normalized operating expenses increased 4.4 percent in the quarter driven primarily by growth in customer acquisition costs, employee pension and retirement costs, increasing Cingular and Latin American volumes, dual Cingular network costs and increased cost of goods for retail long distance services, partially offset by lower labor and uncollectible costs.

Depreciation and amortization expense declined 5.0 percent, primarily driven by declining wireline capex spending over the past three years, partially offset by increases in capex at Cingular. In addition, the impacts of SFAS 143 helped lower depreciation expense. Sequentially, expenses were up 1.2 percent, driven primarily by increases in customer acquisition costs and Latin uncollectible expense. The normalized effective tax rate for the quarter was 34.8 percent and
35.2 percent for 2003.

Normalized interest expense decreased 15.4 percent driven by a $2.4 billion reduction in total debt in the past year -- a 13.9 percent drop -- and slightly lower interest rates. Net debt was down $4.5 billion in the past 12 months, to $10.4 billion, a 30.1 percent reduction. Sequentially, interest expense decreased 4.4 percent driven by decreases in other interest-bearing liabilities while debt levels were flat sequentially.

[Graphic inserted here
Net Debt
In billions
2001 - $19.5
2002 - $14.9
2003 - $10.4
(Defined as long-term plus short-term debt less cash)]

Capital expenditures for 2003 were $3.2 billion, a reduction of 15.5 percent when compared to 2002.

[Graphic inserted here
Capex to Total Normalized Operating Revenue
Percent
2001 - 25.0%
2002 - 16.7%
2003 - 14.2%
(Capex and Normalized TOR both exclude domestic wireless)]

During the quarter, BellSouth increased its quarterly dividend 8.7% to 25 cents per common share. Over the last seven quarters, BellSouth has increased its quarterly dividend 31.6% from 19 cents per common share to 25 cents per common share. In addition, BellSouth repurchased over 20 million shares of common stock in the fourth quarter. Since the inception of the program, which ended on December 31, BellSouth repurchased nearly 50 million shares of common stock with a value of over $1.2 billion.

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In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services;
(ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments;
(iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions;
(v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations Web site, www.bellsouth.com/investor.
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Complete financial statements and the fourth quarter 2003 earnings press release can be accessed at BellSouth's Web site, www.bellsouth.com/investor
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